Exhibit 99.1

___________________________________________________________________________
News Release

For Immediate Release	For Further Information, Contact:
November 17, 2021	George Lancaster, Hines
713-966-7676
George.lancaster@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES URBAN MIXED-USE CAMPUS
(CHICAGO) – Hines, the international real estate firm, is pleased to announce that Hines Global Income Trust, Inc. (“Hines Global”) has acquired the first of four buildings in the Bradley Business Center, a 97% leased, 23-acre mixed-use campus located in the supply-constrained North Center submarket of Chicago.
Bradley Business Center campus is comprised of four buildings totaling 467,000 square feet. This mixed-use acquisition provides great flexibility to tenants, who currently use the buildings for a variety of uses, including medical office, industrial and recreation, among others. Its centrally located site offers convenient highway access and close proximity to Chicago’s affluent North Side neighborhoods. Hines Global acquired 2500 West Bradley Place with a final closing on the balance of the property to occur in the near future.
“These facilities benefit from a diverse mix of tenants who have a long track record of successfully serving local and regional demand,” said Matt Bailey, director at Hines.
“We view this as long-term strategic real estate and are pleased to add the property to Hines’ footprint in Chicago. We look forward to furthering the Center’s status as a successful neighborhood anchor,” added Will Renner, managing director at Hines.
Janice Walker, chief operating officer of Hines Global added, “Bradley Business Center is a strong addition to Hines Global’s diverse portfolio. This well-located site is poised to further strengthen Hines Global’s resilient income profile.”
Hines Global is diversified by geography and real estate asset class, with a focus on dynamic sectors and markets. This mixed-use acquisition joins a portfolio that is roughly 75% weighted toward the industrial and living sectors and is valued at over $2.4 billion.
Cushman & Wakefield, led by Cody Hundertmark, Tom Sitz and David Knapp, served as broker for the transaction.

About Hines Global
Hines Global is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 255 cities in 27 countries. Hines oversees investment assets under management totaling approximately $83.6 billion¹. In addition, Hines provides third-party property-level services to more than 367 properties totaling 138.3 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,486 properties, totaling over 492 million square feet. The firm currently has more than 171 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information. ¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2021.

Forward-Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for income to be generated by this property, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, the tenants continuing to make timely rental payments, the re-leasing of space upon vacancies at the property, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.